EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2015, relating to the financial statements and financial highlights of GPS Funds II, for the year ended March 31, 2015, and to the references to our firm under the headings “Financial Highlights” and “Counsel, Independent Registered Public Accounting Firm and Service Providers” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 15, 2016